Exhibit 6.1

Execution Version

MASTER CONSULTING SERVICES AGREEMENT

This Master Consulting Services Agreement (the “Agreement”) is hereby made and entered into as of January 25, 2024 (the “Effective Date”), by and between WFTP Ventures, Inc., a Delaware corporation (the “Company”), and South Cord Management LLC a California limited liability company (the “Consultant”). Company and Consultant are each referred to herein as “Party” and are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Company desires to own and operate cannabis retail dispensaries throughout California.

WHEREAS, Company is aware that numerous California counties and municipalities are in the process of issuing Licenses for the operation of a cannabis dispensary and Company desire to obtain such Licenses in those jurisdictions identified in Appendix B (the “Jurisdictions” or individually referred to as a “Jurisdiction”), which may be amended from time to time.

WHEREAS, in the event Company is awarded a license from one or all of the Jurisdictions, Company intends on establishing a cannabis retail business (“Business” or individually referred to as a “Businesses”) in compliance with Applicable Law.

WHEREAS, Consultant has significant expertise and is engaged in the business of, inter alia, applying for and being awarded Licenses and the operation of cannabis businesses.

WHEREAS, Consultant will provide certain management, advisory services, and consulting services to Company for the procurement of Licenses from the Jurisdictions and the operation of the Businesses as provided for herein, in exchange for the fees and/or other consideration as set forth in this Agreement and related agreements that shall be incorporated herein by reference, attached as exhibits, and as may be from time to time reduced to a writing between, and signed by, both Parties; and.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Description of Services; Power and Authority of Consultant. Company hereby engages Consultant to assist Company in the procurement of Licenses from the Jurisdictions and to oversee, manage, and maintain the operations of the Businesses as more specifically provide in Attachment A hereto (the “Services”). The Services shall, at all times, comply with all Applicable Law. Consultant shall perform the Services using its best efforts and consistent with industry practices. Subject to restrictions and limitations otherwise set forth in this Agreement, Consultant shall have the power, authority and reasonable discretion to make regular operational business decisions related to the Business for the purposes of fulfilling its obligations under this Agreement.

2. Compensation for Services.

(a) As compensation for the Services hereunder, Consultant shall retain an amount equal to one percent (1%) of the monthly Gross Revenue of each of the respective Businesses (the “Consulting Fee”) it provides the Services to.

Master Consulting Services Agreement

(b) In addition, Company shall reimburse all out-of-pocket expenses directly related to the performance of the Services (the “Service Fees”); provided, however, that such Services Fees shall not exceed $1,000.00 with respect to a particular Business in a calendar month without the prior written consent of Company.

(c) Consultant will provide Company with the Fee Statement and Company shall pay any such amounts within thirty (30) days after the end of each calendar quarter during the Term (or earlier termination or expiration of this Agreement).

(d) Notwithstanding anything to the contrary herein, each Party shall be responsible for any taxes imposed on, or with respect to, its own income, revenues, gross receipts, personnel, or real or personal property or other assets.

3. Business Obligations; Maintenance of Operations.

(a) Obligations of the Parties.

(i) During the Term, the Parties shall cooperate in good faith with each other in all reasonable respects in matters relating to this Agreement in furtherance of the Businesses.

(ii) Each Party shall comply, at all times, with all applicable laws, statutes, ordinances, codes, rules, regulations, judicial and administrative decisions, orders, injunctions, decrees or judgments of any federal, state, county or local government (or any agency thereof), as enacted and in effect from time to time, but excluding the federal Controlled Substances Act to the extent it conflicts with state or local law (collectively, “Applicable Law”) in performing its respective duties pursuant to this Agreement and shall use its best efforts to cause the Businesses to comply with Applicable Law at all times to the extent such efforts are within the scope of such Parties duties.

(b) Obligations of Company.

(i) Company shall furnish to Consultant such information in connection with the Business (all such information so furnished being referred to hereinafter as the “Information”) as Consultant reasonably requests in furtherance of the performance of Services hereunder. Company recognizes and confirms that Consultant will use and rely on the Information in performing the Services without having independently verified the same and does not assume any responsibility or other obligation for the accuracy or completeness of any Information provided by Company.

(ii) Company shall maintain its, and the Businesses, legal entity in good standing.

(iii) Unless otherwise delegated to Consultant elsewhere in this Agreement, Company shall take any and all necessary and prudent steps to satisfy any reasonable obligation necessary for the continued operation of the Businesses.

(c) Obligations of Consultant.

(i) During the Term, Consultant shall assist with the management, payment and remittance of all costs, obligations, liabilities, and expenditures associated with the Services and operation of the Business, including without limitation: (i) all employees, subcontractors, partners, or agents (the “Personnel”) engaged, retained, or hired by Consultant in connection with the Services, (ii) insurance for Personnel and the Business, (iii) all taxes including employment taxes, Sales Tax and Excise Tax, (iv) regulatory costs including but not limited to license renewal fees for the Licenses and any modification fees incurred in connection with the operation of the Business, (v) operating expenses, (vi) cost of goods; (viii) rent or mortgage costs for the Premises, and (ix) all other costs, liabilities or other obligations of any kind, character, nature or description associated with the Businesses, the Licenses, and the Premises (whether or not absolute, contingent, matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise).

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(d) Consultant agrees to provide reasonable assistance in the preparation of tax returns for each applicable period during the Term of this Agreement as it relates to the Business. This assistance shall include: (i) gathering and organizing financial documents and records necessary for tax preparation; (ii) coordinating with Company or Businesses’ representatives; (iii) providing access to relevant financial records; (iv) assisting in the completion of required tax forms and schedules; (v) facilitating communication with external tax advisors or tax authorities; and (vi) ensuring that tax returns are filed in a timely manner. Notwithstanding the foregoing, Company acknowledges that Consultant is not a tax advisor or accounting firm and shall not provide legal, tax, or accounting advice related to the Businesses.

(e) As part and parcel to this Agreement, and to the extent reasonably necessary to obtain a cannabis license in the City of Santee, as determined in Consultant’s sole and absolute discretion, South Cord Holdings LLC agrees to work with Company to assign its right to occupy right to occupy 8625 Cuyamaca St, Santee, CA 92071 for purposes of operating a cannabis retail dispensary.

4. Limited Agency / Nonexclusively. Subject to Company’s written approval, Consultant shall have the authority to bind Company to any contract, agreement, or otherwise outside the ordinary course of business. Until such time as Company provides such written approval, no terms of any unapproved contract or agreement shall be binding.

5. Confidential Information. The Parties shall have the following rights and obligations with regard to Confidential Information (as defined below):

(a) Protection of Information. The Parties understand that during the Term, the Parties intend to provide each other with certain information, including Confidential Information (as defined below), without which Consultant would not be able to perform Consultant’s duties under this Agreement. At all times during the Term and thereafter, each Party shall hold in strictest confidence, and not use, except for the benefit of Company or Consultant to the extent necessary to perform the Services, and not disclose to any person, firm, corporation or other entity, unless required by Applicable Law or with written authorization from the disclosing Party, any Confidential Information that the receiving Party obtains from the disclosing Party or otherwise obtains, accesses or creates in connection with, or as a result of, the Services during the term of the Term, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of the receiving Party or of others who were under confidentiality obligations as to the item or items involved. The receiving Party shall not make copies of such Confidential Information except as authorized by the disclosing Party or in the ordinary course of the provision of Services. In the event that any Party or any of its Representatives (as defined below) become legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand, court order or similar process or by demand from a Governmental Authority) to disclose any of the Confidential Information, the receiving Party shall provide the disclosing with prompt prior written notice of such requirement so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the disclosing Party waives compliance with the provisions hereof, the receiving Party agrees to furnish only that portion of the Confidential Information which is legally required. Notwithstanding any other term of this Agreement, nothing contained in this Section 5 shall prohibit Company, Consultant or any of their respective Representatives from disclosing Confidential Information, without notice to the other Party, if such disclosure is either (i) required by Applicable Law; or (ii) in connection with the enforcement of any right or remedy relating to this Agreement.

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(b) Confidential Information. The Parties understand that “Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the disclosing Party and information and physical manifestations thereof entrusted to the disclosing Party in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable. Confidential Information includes, without limitation: technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the disclosing Party (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the disclosing Party on whom the receiving Party called or with whom the receiving Party became acquainted during the Term), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to the receiving Party by the disclosing Party either directly or indirectly, whether in writing, electronically, orally, or by observation. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain (in a manner not violating this Section 5(b)) prior to the time of disclosure by the disclosing Party; (ii) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (iii) is already in the possession of the receiving Party without restriction on disclosure or use at the time of disclosure by the disclosing Party as shown by the receiving Party’s files and records immediately prior to the time of disclosure; or (iv) is independently developed by the receiving Party by employees or others who did not have any access to the disclosing Party’s Confidential Information, as shown by documents and other competent evidence in the receiving Party’s possession created in the ordinary course of business.

(c) Third Party Information. The Parties’ agreements in this Section 5 are intended to be for the benefit of the Party disclosing any Confidential Information.

(d) Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the disclosing Party may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

6. Indemnification; Limitation.

(a) Consultant shall indemnify, defend, and hold harmless Company and its Affiliates and their directors, officers, managers, members, agents, representatives, and employees (collectively, the “Representatives”) from and against any and all taxes, losses, damages, liabilities, judgments, penalties, costs and expenses, including attorneys’ fees and other legal expenses (collectively, “Losses”), arising, directly or indirectly, from or out of: (i) any grossly negligent, reckless or intentionally wrongful act or omission of Consultant; (ii) any breach by Consultant of any representations, warranties, covenants or agreements contained in this Agreement; (iii) any failure of Consultant to perform the Services in accordance with Applicable Law; or (iv) any action or failure to act by Consultant that occurred after the Effective Date.

(b) Company shall indemnify, defend, and hold harmless Consultant and its Representatives from and against any and all Losses, arising directly or indirectly from or relating to (i) any grossly negligent, reckless or intentionally wrongful act or omission of Company or their Representatives, (ii) any breach by Company or their Representatives of any of the any representations, warranties, covenants or agreements contained in this Agreement, (iii) all (A) wage and hour liability, (B) workers’ compensation liability, (C) joint employer liability, or (D) liability under any applicable federal, state and local labor and employment laws; and (v) any and all third-party and any governmental claims, damages, liabilities, fines, penalties and expenses, including without limitation documented attorney’s fees and litigation costs, arising from or related to the Business or the Services, except with respect Losses pursuant to this Section 6(b) to the extent such Losses arise directly or indirectly from or in connection with a breach of a representation, warranty, covenant, or agreement of Consultant contained in this Agreement.

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7. Term and Termination.

(a) Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of: (i) by mutual consent of the Parties, (iv) as otherwise provided in Section 7(b) (the “Term”), or (iii) upon the three (3)-year anniversary of the Effective Date, provided that, this Agreement shall automatically renew for successive three (3)-year periods unless otherwise terminated in accordance with the terms herein (each, an “Extension Term”).

(b) Termination for Cause. Company or Consultant may terminate this Agreement only as follows: (i) in the event of a material breach of this Agreement remains uncured for more than thirty (30) days after the receipt of written notice by the non-breaching Party or if such breach cannot reasonably be cured in such thirty (30) days, breaching Party fails to commence or diligently pursues to cure to the reasonable satisfaction of non-breaching Party; (iii) at any time Company or its respective Affiliates is the subject to any action, suit, demand, or investigation instituted by any Governmental Authority as a result of Consultant’s operation of the Business or Consultant’s Services that is not resolved to reasonable satisfaction of the investigated party within ninety (90) days following initiation thereof; (iv) if any Licenses has been revoked.

(c) Effect of Termination. In the event that this Agreement is terminated pursuant to Section 7(b), all rights of Consultant under this Agreement shall terminate and automatically revert to Company. Upon termination of this Agreement, Consultant authorizes Company to execute and submit all such required documents and forms to the Department of Cannabis Control (the “DCC”) and the local jurisdiction, if applicable, as further detailed in Section 10 below and agrees to cooperate with Company to remove itself from the Licenses. Any costs or fees associated therewith shall be the responsibility of Consultant in the event this Agreement is terminated due Consultant’s breach. The termination of this Agreement, for any reason, shall not act as a waiver of any claims, suits, or causes of action of any kind that any Party may have against the other arising out of this Agreement and shall not release either Party from any obligation or liability to the other Party that: (a) has already accrued hereunder; (b) comes into effect due to the termination of this Agreement; or (c) otherwise survives the expiration or termination of this Agreement based upon the express provisions contained in this Agreement.

(d) Survival. Sections 5, 6, and 12(a) shall survive termination or expiration of this Agreement in accordance with their terms.

8. Representations and Warranties.

(a) Representations and Warranties of Consultant. Consultant represents and warrants to Company that: (i) Consultant is a limited liability company, validly existing and in good standing under the laws of the state of California; (ii) Consultant is duly licensed, qualified, and in compliance with all laws (with the exception of federal laws relating to marijuana as a controlled substance) to conduct business and is in good standing in each jurisdiction in which it will operate under this Agreement; (iii) Consultant has the full right, power and authority to enter into this Agreement and to perform fully all of its obligations under this Agreement; (iv) Consultant has authorized the execution of this Agreement by its representative whose signature is set forth at the end hereof; (v) the execution of this Agreement and the performance of the Services contemplated hereby, does not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject; and (vi) Consultant has the required skill, experience and qualifications to perform the Services as required hereunder. CONSULTANT MAKES NO REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE PROVIDED IN THIS SECTION 8(a). ALL OTHER WARRANTIES EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

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(b) Representations and Warranties of Company. Company represents and warrants to Consultant that (i) Company is a limited liability company, validly existing and in good standing under the laws of the state of California; (ii) Company is duly licensed and qualified to conduct business and is in good standing in each jurisdiction in which it will operate under this Agreement; (iii) Company has the full right, power and authority to enter into this Agreement and to perform fully all of its obligations under this Agreement; (iv) Company has authorized the execution of this Agreement by its representative whose signature is set forth at the end hereof; and (v) the execution of this Agreement and the performance of its obligations does not and will not conflict with or result in any breach or default under any other agreement to which Company is subject. COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE PROVIDED IN THIS SECTION 8(b). ALL OTHER WARRANTIES EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

9. Independent Contractor. The Parties acknowledge and agree that, during the term of this Agreement, the relationship created by this Agreement be that of an independent contractor. Consultant is not an employee of Company and shall not be considered as having employee status. Consultant is not entitled to the benefits provided by Company to its employees including, but not limited to, any type of group health insurance or reimbursement plans or any plans or arrangements pertaining to or in connection with any pension, profit sharing or similar benefit. Nothing herein grants or is intended to grant to Consultant any right, title or interest in or to Company, the Premises, or the Business, or divests or is intended to divest Company of any authority or responsibility as otherwise required by Applicable Laws. This Agreement further does not constitute a joint venture or similar arrangement between Company and Consultant. Consultant shall be solely responsible for determining the method, details, and means of performing the Services.

10. Regulatory Disclosure. The Parties acknowledge the contractual relationship contemplated hereby may require regulatory disclosure of Consultant (and its principals) as an “Owner” of the Licenses pursuant to the California Code of Regulations, Title 4, Division 19 (the “Regulations”). The Parties agree to take all required steps to disclose Consultant and its principals as “Owners” to the DCC and the local jurisdiction, if applicable. To such end, Consultant agrees to provide Company with certain personal information relating to Consultant and its principals as is required by law to be disclosed by Company to the DCC and local jurisdiction (as applicable) and hereby authorizes and consents to Company’s submission of all such required personal information to the DCC and local jurisdiction (as applicable), including any required LiveScans. To facilitate the foregoing, Consultant shall ensure that its principals timely complete LiveScans and to completely, accurately, and in good faith provide the personal information as requested by the DCC or the local jurisdiction. Company shall further designate an individual designated by Consultant as the “designated responsible party” of the Licenses (as defined in §15000(t) of the Regulations) to the DCC. The Parties shall cooperate to effectuate this Section 10.

11. Insurance. Consultant shall arrange for, obtain, and maintain, or cause its agents to arrange for, obtain, and maintain, with responsible insurance carriers admitted and licensed to do business in the applicable jurisdiction, such insurance coverage that is reasonably available and customary for the Business in amounts that equal or exceed similarly situated businesses, consistent with industry standards.

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12. Competition and Outside Activities. Consultant shall have any fiduciary obligations with respect to the Company or its affiliates insofar as making other investment opportunities, or establishing similar businesses, that may directly conflict with the Company’s business interests. Consultant may, notwithstanding the existence of this Agreement, engage in whatever activities such Consultant may choose without having or incurring any obligation to offer any interest in such activities to the Company.

13. Miscellaneous.

(a) Choice of Law and Dispute Resolution.

(i) This Agreement shall be governed and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

(ii) In the event of any claim, demand, dispute, controversy or cause of action arising out of or relating to any performance required under this Agreement or the interpretation, validity or enforceability hereof (each a “Claim”), the Parties hereto shall use their best efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the parties agree to submit any and all Claims, or any dispute related in any way to this Agreement and the services rendered hereunder, to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: https://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in cannabis commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. The parties expressly agree that any arbitration shall be conducted in Sonoma County, California. Each party understands and agrees that by signing this Agreement, such party is waiving the right to a jury. The arbitrator shall apply California substantive law in the adjudication of all Claims. Notwithstanding the foregoing, either party may apply to the Superior Courts located in Sonoma County, California for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the agreement to submit a dispute to binding arbitration pursuant to this provision. In no event shall a Claim be adjudicated in Federal District Court. In the event that either party commences a Claim in Federal District Court or moves to remove such action to Federal District Court, the parties hereby mutually agree to stipulate to a dismissal of such Federal Claim with prejudice. After a demand for arbitration has been filed and served, the Parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator's decision shall be final and binding upon the parties. The arbitrator’s decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the commencement of the arbitration proceedings. The prevailing party may submit the arbitrator’s decision to Superior Courts located in Sonoma County for an entry of judgment thereon. Each party to any dispute shall pay its pro-rata share of the JAMS fees and expenses as set forth in the JAMS fee schedule in effect at the commencement of the arbitration. Any party’s failure to pay their pro-rata share of any JAMS fees and expenses shall not be grounds to delay the appointment of an arbitrator or to stay the arbitration. Further, any failure of a party to pay such fees and/or expenses within 21 days of their due date shall constitute a default by that party, and entitle the non-defaulting party to the entry of a default judgment by the arbitrator against the defaulting party. Any default judgment awarded by an arbitrator shall be fully enforceable, and all defenses to entry, enforcement, or collection upon that default judgment are waived.

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(b) Entire Agreement. This Agreement (and any attachments thereto) sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the Parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d) Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. No party may assign any of its rights and obligations under this Agreement without the consent of the other Party.

(e) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in Company’s books and records.

(f) Severability. Any provisions in this Agreement that is deemed invalid or unenforceable to any extent, in any context, in any jurisdiction, will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law and to otherwise give effect to the intent of the Parties.

(g) Remedies. The Parties acknowledge that violation of this Agreement by a Party may cause the other Party irreparable harm, and therefore that the non-violating Party will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, that a one thousand dollar ($1,000) bond will be adequate), in addition to and without prejudice to any other rights or remedies that the non-violating may have for a breach of this Agreement.

(h) Facilitation of Agreement. The Parties agree to provide and promptly execute, both during and after the end of the Term, any proper forms or documentation, and to verify any proper document, required to carry out the terms of this Agreement, upon the other Party’s written request to do so.

(i) Acknowledgement of Terms. The Parties acknowledge that they have read this Agreement, understands all terms and conditions of this Agreement, had the opportunity to consult with and have consulted with independent legal counsel in connection with this Agreement, and have signed this Agreement voluntarily.

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(j) Non-Reliance. The Parties have entered into this Agreement solely in reliance on their own judgment. The Parties have conducted their own analyses of the legal, accounting, tax, and other implications of this Agreement and consulted such advisors, accountants, and counsel as they have each deemed necessary.

(k) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(l) Counterparts. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, and all of the counterparts together will be deemed one and the same instrument. This Agreement may be executed and delivered electronically. Electronic execution is binding and shall have the same legal effect, validity and enforceability as a signature affixed by hand pursuant to the Electronic Signatures in Global and National Commerce Act, Title 15 United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and applicable state laws.

(m) Electronic Delivery. Each Party may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law by email or any other electronic means. Each Party hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by such Party or a third party designated by such Party.

(n) Reformation. This Agreement and the transactions contemplated herein may be subject to review by one or more governmental agencies, including without limitation, the DCC and any other state or local regulatory agencies (each, a “Governmental Authority”). If a Governmental Authority determines this Agreement must be reformed in order to comply with Applicable Law, the Parties shall negotiate in good faith to so reform this Agreement according to such Governmental Authority’s requirements while effectuating the original intent of this Agreement as near as possible, it being understood by the Parties that the regulatory disclosure of Consultant (and its principals) as “Owners” of Company’s Licenses (within the meaning of §§ 15003 and 15023I(1) of the Regulations) is a material term of this Agreement.

(o) Federal Prohibition. THE PARTIES ACKNOWLEDGE THAT THE POSSESSION, USE, SALE, AND DISTRIBUTION OF CANNABIS PRODUCTS AND THE PERMITTED USE(S) ARE UNLAWFUL UNDER FEDERAL LAW AND AGREES THAT SUCH ILLEGALITY SHALL BE NO DEFENSE TO THE ENFORCEMENT OF THIS LEASE AND THE OBLIGATIONS ARISING THEREFROM INCLUDING BUT NOT LIMITED TO THE PAYMENT OF RENT.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date first above written.

“COMPANY”

WFTP Ventures, Inc.

By:
Name:	Elliot Lewis
Title:	CEO

“CONSULTANT”

South Cord Management LLC

By: South Cord Holdings, LLC, a California
limited liability company, its sole member

By:
Name:	Elliott Lewis
Title:	Manager

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Appendix A

Definitions

1.	“Affiliate(s)” means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control (i.e. the power, directly or indirectly, to direct or manage a Person, whether through the ownership of voting securities, by contract, or otherwise) with Company.

2.	“Applicable Law” shall have the meaning set forth in Section 3(a)(ii).

3.	“Businesses” shall have the meaning set forth in the Recitals.

4.	“Claim” shall have the meaning set forth in Section 13(a)(ii).

5.	“Confidential Information” shall have the meaning set forth in Section 5(b).

6.	“DCC” shall have the meaning set forth in Section 7(c).

7.	“E-Sign Act” shall have the meaning set forth in Section 7(c).

8.	“Extension Term” shall have the meaning set forth in Section 7(a) .

9.	“Fee Statement” means the written statement Consultant shall provide to Company each quarter on a date specified in this Agreement stating (i) the amount of the all fees that is due to Consultant, as provided for in the Agreement, and (ii) the detailed calculation used by Consultant to determine the fees.

10.	“Governmental Authority” shall have the meaning set forth in Section 13(n) .

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11.	“Gross Revenue” means all cash, checks, proceeds, and other payments of any kind collected by or paid to and arising out of the operation of the respective Business in the ordinary course of business, excluding local and state sales tax collected from customers on the sale of products (“Sales Taxes”) and California cannabis excise tax (“Excise Tax”).

12.	“Information” shall have the meaning set forth in Section 3(b).

13.	“Licenses” means all necessary licenses, permits, and approvals issued by a Governmental Authority to Company for the purpose of operating the Businesses and as specified in Appendix B.

14.	“Losses” shall have the meaning set forth in Section 6(a).

15.	“Consulting Fee” shall have the meaning set forth in Section 2(a).

16.	“Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.

17.	“Personnel” shall have the meaning set forth in Section 3(c).

18.	“Premises” means the physical location where each Business is conducted from as specified in Appendix B.

19.	“Regulations” shall have the meaning set forth in Section 10.

20.	“Representatives” shall have the meaning set forth in Section 6(a).

21.	“Services” shall have the meaning set forth in Section 1.

22.	“Service Fee” shall have the meaning set forth in Section 2(b).

23.	“Term” shall have the meaning set forth in Section 7(a).

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Appendix B

Businesses

City / County
County of San Diego
County of Los Angeles
City of San Diego
City of Santee
City of Oceanside

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Attachment A

Services

Consultant shall have general management control of the day-to-day operations of the Businesses, including without limitation and in each case as determined by Consultant in its reasonable discretion in accordance with the terms and conditions of this Agreement:

1.	Identify all Jurisdictions that have begun the process of establishing a regulatory framework for the issuance of cannabis dispensary Licenses;

2.	Analyze and report any material information related to a Jurisdictions cannabis licensing program;

3.	Taking all reasonably necessary steps on behalf of Company to position Company as a qualifying applicant;

4.	Identify valuable third-party contractors that may be necessary to assist Company in obtaining a License for the operation of a cannabis dispensary;

5.	Training and monitoring the performance of Personnel;

6.	Take all reasonable actions necessary to maintain in full effect and good standing the Licenses necessary or appropriate to operate or manage the Businesses;

7.	Establishing practices and policies to ensure the Businesses and the Licenses comply with all Applicable Law;

8.	Establishing the Businesses operating days and hours in accordance with reasonable and best business practices, and ensuring that the Business is adequately staffed;

9.	Developing and implementing marketing plans, including but not limited to promotional activities and advertising, and long-term business plans for the Businesses;

10.	Establishing, purchasing, and managing appropriate inventory and supply levels for the Businesses;

11.	Overseeing the maintenance of the Premises;

12.	Arranging for various third-party support services for the proper maintenance of the Businesses;

13.	Bookkeeping and accounting services required for the operation of the Businesses; and

14.	Record, prepare, and timely submit sales, use, excise, and any other similar taxes, duties, and charges imposed by any federal, state, or local governmental entity on any sales of products or services of the Business.

Attachment A to
Master Consulting Services Agreement

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